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                           FORM OF LETTER TO CLIENTS                EXHIBIT 99.3
                         REGARDING THE OFFER TO EXCHANGE
    $125,000,000 PRINCIPAL AMOUNT OF 10 3/4% SENIOR NOTES DUE 2004, SERIES B
                           FOR ANY AND ALL OUTSTANDING
    $125,000,000 PRINCIPAL AMOUNT OF 10 3/4% SENIOR NOTES DUE 2004, SERIES A
                                       OF

                              EMERGENT GROUP, INC.

To Our Clients:

         We are enclosing herewith a Prospectus, dated November 12, 1997, of Emergent Group, Inc. (the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its new 10 3/4 % Senior Notes due 2004, Series B (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 10 3/4% Senior Notes due 2004, Series A (the "Senior Notes") upon the terms and subject to the conditions set forth in the Prospectus and the Letter of Transmittal.

         Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on December 17, 1997, unless extended.

         The Exchange Offer is not conditioned upon any minimum number of Senior Notes being tendered.

         We are the Registered Holder or DTC participant through which you hold an interest in the Senior Notes. A tender of such Senior Notes can be made only by us pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender your beneficial ownership of Senior Notes held by us for your account.

         We request instructions as to whether you wish to tender any or all of your Senior Notes held by us for your account pursuant to the terms and subject to the conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal that are to be made with respect to you as beneficial owner.

         Pursuant to the Letter of Transmittal, each holder of Senior Notes must make certain representations and warranties that are set forth in the Letter of Transmittal and in the attached form that we have provided to you for your instructions regarding what action we should take in the Exchange Offer with respect to your interest in the Senior Notes.



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